PUT AND CALL OPTION AGREEMENT

THIS PUT AND CALL OPTION AGREEMENT (the “Agreement”) is made as of August 11, 2017, by and among SHAREDLABS, INC., a Delaware corporation (“SharedLabs” or the “Company”), KISHORE KHANDAVALLI (the “Selling Shareholder”), JASON CORY (“CEO”) and RICHARD JACKMAN (“CRO” and together with the CEO, the “Principals”).

WHEREAS, the Selling Shareholder currently holds 885,436 shares of Class a Common Stock of the Company of which 400,000 shares are subject to the terms of this Agreement.

WHEREAS, the Selling Shareholder and the Company desire to enter into this Agreement to provide for certain rights in connection with their sale of shares back to the Company and the Company’s right to purchase such shares upon the terms and conditions set forth in this Agreement.

WHEREAS, the Company desires to enter into this Agreement knowing that it is in the best interests of the Company and fair to each of the Shareholder.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises set forth below, the parties agree as follows:

1. Definitions: For purposes of this Agreement:

(a) “Person” shall mean an individual or any entity (including a partnership, corporation, limited liability company, trust, estate, association, and the like).

(b) “Selling Price” shall mean an amount equal to $2.60 per share.

(c) “Stock” shall mean 400,000 of the Class A Shares of common stock of the Company currently issued and outstanding.

(d) “Transfer” shall mean any sale, assignment, transfer, exchange, pledge, encumbrance, grant of a security interest in, or any other disposition of, Stock or any interest in Stock to any Person, whether directly or indirectly, voluntarily or involuntarily, by operation of law, as a result of a court order or proceeding (including by way of example and not limitation, a divorce), or otherwise.

2. Transfers. The Selling Shareholder may not Transfer any Stock prior to the termination of this Agreement, except pursuant to the laws of descent and distribution, in which case, no such Transfer shall be effective as to any transferee unless such transferee agrees to be bound by the terms and conditions of this Agreement.

3. Put Option and Purchase Right.

(a) The Selling Shareholder shall have the option (“Shareholder Put Right”), exercisable at any time after ninety (90) days from the date of this Agreement by giving written notice to the Principals, to sell to the Principals all or any portion of the shares of Stock owned or controlled by such Selling Shareholder (“Shareholder Stock”), and the Principals agree to purchase from such Selling Shareholder such number of shares of Shareholder Stock as such Selling Shareholder shall desire to sell. Each share of Shareholder Stock shall be purchased for an amount equal to the Selling Price. The Principals shall, within thirty (30) days from receipt of notice of the Selling Shareholder’s exercise of the Shareholder Put Right, pay to the Selling Shareholder, the aggregate Selling Price for the Shareholder Stock that the Selling Shareholder shall desire to sell, which period may be extended for an additional thirty (30) days. The Shareholder Put Right described in this Section 3(a) shall expire on such date when that certain Business Loan and Security Agreement between the Company and Super G Capital, LLC, dated August 11, 2017 is terminated by payment thereof. The Company will provide to the Selling Shareholder not less than five (5) business days’ prior notice of such payment.

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(b) If and when that certain Business Loan and Security Agreement between the Company and Super G Capital, LLC, dated August 11, 2017 is terminated by payment thereof and at any time thereafter, the Selling Shareholder shall have the right to sell the Shareholder Stock to the Company and the Company agrees to purchase from such Selling Shareholder the Shareholder Stock (“Secondary Put Right”) provided, however that the Secondary Put Right may not be exercised prior to the date ninety (90) days after the date of this Agreement. The Company shall, within thirty (30) days from receipt of written notice of the Selling Shareholder’s exercise of its Secondary Put Right, pay to the Selling Shareholder, the aggregate Selling Price for the Shareholder Stock that the Selling Shareholder shall desire to sell.

(c) The Company shall have the right (“Company Purchase Right”) to elect to purchase from the Selling Shareholder all or any portion of the shares of Shareholder Stock at any time within ninety (90) days, and the Selling Shareholder agrees to sell to the Company such number of shares of Shareholder Stock as the Company shall desire to purchase. Each share of Shareholder Stock shall be purchased by the Company for an amount equal to the Selling Price. The closing of the purchase of the Shareholder Stock under this Section shall take place at the offices of the Company within thirty (30) days of an election by the Company to purchase all or a portion of the shares of Shareholder Stock. The purchase price payable at the closing shall be paid in cash.

4. Notices. Any notice that is required or permitted to be given as provided in this Agreement shall be dated and in writing and shall be deemed to have been duly given or made for all purposes (a) if hand delivered, on the day delivered; (b) if sent by a nationally recognized overnight courier, on the next business day after it is sent; or (c) if mailed by certified mail, return receipt requested, on the third day after depositing in the mail, and in each case, addressed to the addresses listed below the signatures at the end of the Agreement or to any other address which any party may designate.

5. Legend on Stock Certificates. Promptly after execution of this Agreement, the Selling Shareholder shall deliver to the Company the certificates for all shares of Stock owned by the Selling Shareholder, and the Company shall place on each certificate a legend reading substantially as follows:

“Any sale, assignment transfer, pledge or other disposition of the shares of Stock represented by this certificate is restricted by, and subject to, the terms and provisions of a Put and Call Agreement and any amendments thereto, by and among SharedLabs, Inc. and the Shareholder named therein. A copy of said Agreement is on file with the President of the Company at the Company’s principal offices. By acceptance of this certificate the holder hereof agrees to be bound by the terms of said Agreement.”

6. Specific Performance. The parties declare that it is impossible to measure in money the damages that will accrue to a person having rights under this Agreement by reason of a failure of another to perform any obligation imposed by the Agreement. Accordingly, if any person institutes an action or proceeding to enforce this Agreement by specific performance, any person against whom the action or proceeding is brought hereby waives the claim or defense that the complaining party has an adequate remedy at law, and no person shall in any action or proceeding put forward the claim or defense that an adequate remedy at law exists.

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7. Termination of Agreement. This Agreement shall terminate upon the occurrence of the earlier of any of the following events:

(a)	the exercise and payment in full, of the Shareholder Put Right, Secondary Put Right or the Company Put Right described under Section 3 above.

(b)	bankruptcy, receivership or dissolution of the Company;

(c)	the closing of a transaction that results in a Change of Control of the Company, as defined below; or

(d)	if the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, provided that the Company provides not less than ten (10 business days’ prior notice to the Shareholder of such event.

A “Change of Control” of the Company is defined as: (i) a merger or consolidation of the Company in which the stockholders of the Company immediately prior to such transaction would own, in the aggregate, less than 50% of the total combined voting power of all classes of capital stock of the surviving entity normally entitled to vote for the election of directors of the surviving entity or (ii) the sale by the Company of all or substantially all the Company’s assets in one transaction or in a series of related transactions. Notwithstanding any termination of this Agreement under this Section 7 or other provisions of this Agreement, if a Shareholder Put Right or Secondary Put Right has previously been exercised, the obligations of the parties with respect thereto shall survive such termination.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

9. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto and supersedes all prior agreements regarding the subject matter hereof. No waiver, modification, termination, or addition to this Agreement shall be valid unless in writing and signed by all the parties to this Agreement at the time of such waiver, modification, termination or addition.

10. No Wavier. No waiver by any party of any breach or failure to comply with any provision of this Agreement shall be effective unless in writing and signed by the party granting such waiver, nor shall any such waiver be construed as, or constitute, a continuing waiver of such provision or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

11. No Rights Given to Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person (other than the parties) any rights or remedies.

12. Warranties of Selling Shareholder. At the time of any Transfer of any shares of Stock hereunder, the Selling Shareholder shall be deemed to warrant that such Selling Shareholder owns and has good title to such shares being transferred free and clear of any and all liens, encumbrances, and claims of any kind or character, other than the restrictions imposed on such Stock by this Agreement.

13. Heirs, Successors and Assigns. The term of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective heirs, executors, administrators, distributees, personal representatives, successors and assigns of the parties and the holders of any of the Stock subject to this Agreement.

14. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in New York, New York, in accordance with the rules, then in effect, of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

20. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Put and Call Option Agreement effective as of the day and year first above written.

SHAREHOLDER:	COMPANY:

SHAREDLABS, INC.

/s/ Kishore Khandavalli	By:	/s/ Jason M. Cory
Kishore Khandavalli	Name:	Jason M. Cory

PRINCIPAL:

/s/ Jason M. Cory
Jason Cory

PRINCIPAL:

/s/ Richard Jackman
Richard Jackman

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